Exhibit 99.1

OTTAWA BANCORP, INC. ANNOUNCES SPECIAL CASH DIVIDEND AND INCREASE IN QUARTERLY CASH DIVIDEND

OTTAWA, Ill., Feb. 19, 2020 (GLOBE NEWSWIRE) --  Ottawa Bancorp, Inc. (NasdaqCM: OTTW), the holding company for Ottawa Savings Bank FSB, announced today that its Board of Directors has declared a one-time special cash dividend of $0.35 per share on its outstanding stock.   Additionally, its Board of Directors has approved an increase in the Company’s quarterly cash dividend from $0.06 per share to $0.08 per share.   The increased quarterly cash dividend and the special cash dividend will be paid on or about March 18, 2020, to stockholders of record as of the close of business on March 4, 2020.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificate, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Contact:	Craig Hepner
President and Chief Executive Officer
(815) 366-5437